Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the inclusion of our report dated December 7, 2005 on the financial statements of First United Ethanol, LLC as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from March 9, 2005 through September 30, 2005 in Form SB-2 Registration Statement of First United Ethanol, LLC dated on or about December 22, 2005 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Hein & Associates LLP
Phoenix, AZ
December 20, 2005